Exhibit 99.1

Electric City Corp. Signs Letter of Intent to Acquire Maximum Performance Group

Acquisition to Boost VNPP Development by adding HVAC and Energy Management Technology to ELC’s Energy Saving Lighting Platform.

ELK GROVE VILLAGE, IL — March 8, 2005 — Electric City Corp. (AMEX: ELC) announced today that it has signed a letter of intent to acquire Maximum Performance Group — a leading provider of web-based, real-time energy asset management solutions designed to improve operating efficiencies associated with energy and facilities management with a focus on commercial and industrial air conditioning systems. The company’s patented technologies, Energy Management and Control™ (eMAC™) and Maximum Performance Software™ (MPS™) help clients increase their asset life, improve management processes and achieve documented and verifiable cost savings. Leading customers include Duane Reade Drugs, P.C. Richard & Son, and Modell’s Sporting Goods. Headquartered in College Point, New York with offices in San Diego, California, the company’s strategic investors include Nth Power, Enterprise Partners and Cinergy (see www.maxpg.com).

The transaction is planned as a purchase of all the outstanding stock of Maximum Performance Group (“MPG”) for up to $7.5 million in total consideration in the form of cash and common stock. As in a typical transaction of this scale, the letter of intent contains several contingencies including completion of definitive purchase documents and a requirement that Electric City complete a private placement of securities to fund the cash portion of the purchase price and provide working capital to the combined entity. The parties expect to close on the transaction within 45 to 60 days.

“This acquisition represents one of the most significant developments in ELC’s history,” stated John Mitola, CEO of Electric City. “We believe the customer, technology and management fit between the companies enable us to substantially expand our market presence and bring to our combined customer base a fully integrated energy management platform.”

“We are very excited about joining the Electric City family,” added Len Pisano, President and CEO of Maximum Performance Group. “While we have grown our business steadily over the past few years and have significantly expanded our customer/installation base, merging with ELC enables us to more rapidly expand our complementary technologies through ELC’s Virtual “Negawatt” Power Plan. ELC is the leader in lighting control, while we have created a significant market shift in how customers control and monitor heating, ventilating and air conditioning (“HVAC”) systems. After thoroughly investigating combinations with other entities, we determined Electric City is best positioned to become the platform company in the power technology space.”

“MPG is the right addition at the right time for Electric City,” continued Mitola. “Obviously, the technology fit is there, but we also found we share the same vision with our high quality, industry knowledgeable strategic investors for developing a platform company to deliver real energy savings and control to our customers. In addition, we share a similar growth history in that we have kept our heads down and simply continued to improve our technologies, expand our customer base and begin to move into scalable utility programs. MPG will bring a boost to our current operating revenues and the addition of key sales and engineering personnel, while both of our core groups — lighting and HVAC — will be significantly expanded by our VNPP programs. Given the base of VNPP contracts we enjoy, we felt the time was right to expand our portfolio, staff and overall operations.”

Maximum Performance Group enjoys a platform of proven technology that is backed by six current patents and two patents pending. Their strategic investors include Nth Power, Enterprise Partners and Cinergy. Cinergy is also a preferred stock investor in Electric City. All of MPG’s investors are expected to obtain an interest in Electric City following the close of the transaction. It is expected that following the close of the acquisition, MPG will operate as a wholly-owned subsidiary of Electric City.

About Electric City Corp.

Electric City® is a leading developer, manufacturer and integrator of energy savings technologies and building automation systems. The Company currently markets the EnergySaver™, the GlobalCommander® and a full line of energy retrofit technologies, as well as its independent development of scalable, negative power systems under the trade name Virtual “Negawatt” Power Plan “VNPP”®. The Company is developing its first VNPP® development — a 50-Megawatt negative power system for ComEd in northern Illinois, a second system in the Denver area for Xcel Energy, an initial program in Ontario, Canada with Enersource and a 27-Megawatt fourth system with PacifiCorp in the Salt Lake City area. Electric City® is based in Elk Grove Village, Illinois and is traded on the American Stock Exchange under the symbol ELC. Additional information is available at the Company’s website at www.elccorp.com or by calling 847-437-1666.

Electric City Investor Relations
Glen Akselrod, Bristol Capital Ltd.
Telephone 905-326-1888
E-mail glen@bristolir.com

About Maximum Performance Group
Maximum Performance Group is a technology based, provider of energy and asset management products and services. The Company currently manufactures and markets its eMAC™ line of controllers for HVAC and lighting applications and its Maximum Performance Software for coordination and control of central cooling plants. The eMAC™ line of controllers provide intelligent control and continuous monitoring of HVAC and lighting equipment via wireless paging technology to reduce energy usage and improve system reliability. Maximum Performance Group has offices in College Point, NY and San Diego, CA. Additional information is available on the Company’s website at www.maxpg.com.

FORWARD LOOKING STATEMENTS
This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements that reflect Electric City’s current expectations about its future results, performance, prospects and opportunities. Electric City has tried to identify these forward-looking statements by using words and phrases such as “may,” “will,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” “hope,” or similar expressions. These forward-looking statements are based on information currently available to Electric City and are subject to a number of risks, uncertainties and other factors that could cause Electric City’s actual results, performance, prospects or opportunities in the remainder of 2005 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks include, but are not limited to the risk that it will not be able to consummate the acquisition of Maximum Performance Group and the risks related to the Company’s execution of its 50-MW VNPP® project with ComEd and the programs with Xcel Energy, Enersource and PacifiCorp mentioned above. Other risks are referenced in Electric City’s current Annual Report on form 10-KSB or as may be described from time to time in Electric City’s subsequent SEC filings; and such factors as incorporated by reference.